Exhibit 3.2

Article II

DIRECTORS

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16. NOMINATIONS OF DIRECTORS. The board of directors may nominate persons to stand for election to the board of directors at any time prior to a meeting of shareholders at which directors are to be elected. Any shareholder may nominate a person to stand for election to the board of directors provided such shareholder provides written notification of the intention to nominate such persons at the next shareholder meeting not less than 90 days in advance of such meeting, or the twentieth day following the day on which public announcement of the date of the shareholder meeting is made, if later, and provided further such notice is accompanied by all information regarding the proposed nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and information regarding all direct and indirect business or personal relationships between the shareholder and the proposed nominee.